This Joint Filing Agreement confirms the agreement by and amoung the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.



Date - February 17, 2009

Brandywine Global Investment Management, LLC


By _________________________________________________
    /s/  Mark Glassman  Chief Administrative Officer



Legg Mason Investment Counsel, LLC


By _________________________________________________
    /s/  Harry O'Mealia  President